Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT
THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is made as of this 5th day of May, 2020, by Wyndham Hotels & Resorts, Inc., a Delaware Corporation (the “Company”) and Robert Loewen (the “Executive”).
WHEREAS, Executive serves as the Chief Operating Officer of the Company;
WHEREAS, Executive and the Company are signatories to an employment letter agreement dated May 16, 2018 (“Employment Agreement”); and
WHEREAS, the Company and Executive have mutually agreed to end their employment relationship under the terms and conditions set forth exclusively in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, Executive and the Company agree as follows:
Section 1    Cessation of Employment Relationship
1.1    Effective as of June 1, 2020 (“Termination Date”), Executive’s employment with the Company and its affiliates and subsidiaries will automatically terminate without the need for any further action by the Company, the Executive or any other party.

1.2    Effective as of the Termination Date, Executive hereby resigns from all positions, offices and directorships with the Company and any affiliate and subsidiary of the Company, as well as from any positions, offices and directorships on the Company’s and its affiliates’ or subsidiaries’ foundations, benefit plans and programs.

Section 2    Payment Obligations
2.1    Severance. Provided the Termination Date occurs, the Company and Executive agree that the Executive’s separation from employment with the Company will be treated as a “Qualifying Termination” (as defined in the Employment Agreement), provided that the Executive’s employment is not terminated due to a termination for “Cause” (as defined in the Employment Agreement) prior to the Termination Date. Accordingly,
(a)    The Company shall pay the Executive an aggregate cash severance amount equal to $1,907,500.00, payable in a lump sum, less all applicable taxes, withholdings and deductions, in the first payroll period following the date on which the Agreement becomes effective and non-revocable, and as provided for in the Employment Agreement, subject to Sections 2.3, 2.4 and 4.6 below.
(b)    Effective as of the Termination Date, and subject to Sections 2.3, 2.4 and 4.6 below, the Executive’s outstanding incentive equity awards shall be treated as set forth below:
(i)    All of Executive’s outstanding time-based restricted stock units (“RSUs”) which would have otherwise vested within one (1) year following the Termination Date (totaling 16,736 RSUs) will become vested as of the Termination Date and settled in shares of Company common stock, to be provided to the Executive within 60 days after the Termination Date, pursuant to the terms and conditions of the Wyndham Hotels & Resorts, Inc. Equity and Incentive Plan Award

Agreement - Restricted Stock Units, dated June 1, 2018, between the Company and Executive.
(ii)    All of Executive’s stock options which would have otherwise vested within one (1) year following the Termination Date (totaling 30,541 options) will become vested as of the Termination Date and shall remain outstanding and exercisable for a period of two (2) years (but not beyond the original expiration date) immediately following the Termination Date, pursuant to the terms and conditions of the Wyndham Hotels & Resorts, Inc. Equity and Incentive Plan Award Agreement - Non-Qualified Stock Options, dated June 1, 2018, between the Company and Executive.
(iii)    Executive’s performance-based long term incentive awards (“PVRSUs”) held as of the Termination Date, shall vest and be paid pro-rata (totaling 7,108 shares), based upon the portion of the full performance period during which Executive was employed by the Company plus twelve (12) months, provided only that the performance goals applicable to the PVRSUs are achieved. Payment of any such PVRSUs will occur at the same time that such PVRSUs are paid to actively-employed employees generally, as set forth in the Employment Agreement.
The Executive has no other outstanding Company or Released Party (“Released Party” defined throughout the Agreement herein as defined in the Release identified in Section 2.4 and attached hereto as Exhibit A) incentive awards, equity awards or equity rights, except as set forth in subsection (b) herein. For the avoidance of doubt, Executive is not entitled to any future Company incentive awards or equity rights that may otherwise be provided to officers or employees of the Company after the date of this Agreement (May 5, 2020). Furthermore, for the avoidance of doubt, except as provided for in subsection (b) herein, nothing contained herein shall affect the terms of restricted stock shares or other equity compensation previously awarded to Executive, under the Wyndham Hotels & Resorts, Inc. 2018 Equity and Incentive Plan, as amended from time to time (“WHR Plan”) which shall continue to be governed under the terms and conditions of the WHR Plan.
(c)    The Executive shall continue to be eligible to participate in the Company’s Officer Deferred Compensation Plan and 401(k) Plan up to and including the Termination Date, in accordance with the terms thereof.
(d)    The Executive shall continue to participate in the health plans in which he currently participates through the end of the month in which the Termination Date occurs. Following the Termination Date, the Executive may elect to continue dental and vision plan coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at his own expense; provided that the Company shall provide the Executive with a cash payment of $41,058.72, less applicable taxes, withholdings and deductions (the “Health Reimbursement Payment”), which is meant to represent 18 months of the Executive’s estimated COBRA premiums for such coverage. The Health Reimbursement Payment shall be paid in a lump sum on or before the 60th day following the Termination Date, subject to Sections 2.3, 2.4 and 4.6 below.
(e)    To the extent the Executive would otherwise be entitled as an executive of the Company to participate in the Company’s executive health physical program, such entitlement will be provided to the Executive through December 31, 2020.

(f)     The Executive shall be eligible to continue to use the vehicle provided to him through the Company’s executive car lease program in which he currently participates, upon the same terms as currently are in effect for him, through and until the Termination Date. At that time, the Executive shall have the option to purchase the vehicle in accordance with the terms of such program for use, at his own expense. If the Executive chooses not to purchase the vehicle, the Executive shall relinquish the vehicle to the Company’s Human Resources Department on or before the Termination Date.
(g)     The Executive shall be entitled to outplacement services rendered by a company selected by the Company, provided the services are utilized no later than 12 months following the Termination Date.
(h)    The Executive may continue to use the financial services provided through the AYCO Company through the 2020 tax season ending on April 15, 2021.
(i)    The Executive shall be entitled to keep his Company-issued cell phone (“Cell Phone”) and laptop computer (“Laptop”). Executive will provide the Company’s Information Security and Information Technology Departments with the Cell Phone and Laptop, and the Company shall be permitted to image and erase all information from the Cell Phone and Laptop, and then return the Cell Phone and Laptop to Executive for his personal use. Executive shall assume all financial responsibility associated with the Cell Phone and Laptop as of the Termination Date.
(j)    Notwithstanding any other provision of this Agreement or the Employment Agreement, all payments to, vesting, benefits, and other rights of the Executive under this Section 2.1 shall be subject to Sections 2.3, 2.4 and 4.6 of this Agreement. In addition, and without limitation of its rights at law or in equity, the Company reserves the right to suspend payments to, vesting, benefits and other rights of the Executive if the Company has a belief that the Executive is in breach of Section 3 of this Agreement, or otherwise is in breach of any representation, affirmation or acknowledgement by Executive under this Agreement or the Release as defined in Section 2.4 herein and attached hereto as Exhibit A.
    (k)    Except as provided in this Section 2.1, Executive acknowledges and agrees that he is not entitled to any severance benefits under any other severance plan, arrangement, agreement or program of the Company or its affiliates, or any of the Released Parties or any Released Party.
2.2    Other Benefits. Following the Termination Date, the Executive will be paid any vested and accrued but not yet paid amounts due under the terms and conditions of any other employee pension benefit plans in accordance with the terms of such plan and applicable law.
2.3    Code Section 409A. Although the Company does not guarantee to the Executive any particular tax treatment relating to the payments made or benefits provided to the Executive in connection with the Executive’s employment with the Company, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations, guidance and other interpretive authority issued thereunder (“Code Section 409A”), or be exempt therefrom, and this Agreement shall be construed and applied in a manner consistent with this intent.  However, notwithstanding anything herein to the contrary, in no event whatsoever shall the Company or any of its affiliates be liable for any tax, additional tax, interest or penalty that may be imposed on the Executive pursuant to Code Section 409A or for any damages for failing to comply with Code Section 409A.
The Executive’s termination from employment must constitute a “separation from service” under Code Section 409A for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment; provided, further, that in the event the period during which the Executive is entitled to consider (and revoke, if applicable) this Agreement spans two calendar years, then any payment that otherwise would have been payable during the first calendar year will in no case be made until the later of (a) the end of the revocation period (assuming the Executive does not revoke this Agreement prior to the end of such period) and (b) the first business day of the second calendar year (regardless of whether the Executive has used the full time period allowed for consideration of this Agreement), as and to the extent required for purposes of Code Section 409A; and provided, further, that the Company shall have the right to offset against such severance pay any then-existing documented and bona fide monetary debts the Executive owes to the Company or any of its subsidiaries, but only to the extent permissible under Code Section 409A.
Notwithstanding any other provision herein to the contrary, to the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, (i) reimbursement of any such expense shall be made by no later than December 31 of the calendar year immediately following the calendar year in which such expense is incurred; (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Each and every payment under this Agreement shall be treated as a right to receive a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
2.4    Waiver and Release. Notwithstanding any other provision of this Agreement or the Employment Agreement to the contrary, this Agreement shall not become effective, and neither the Company nor the Executive shall have any rights or obligations under this Agreement, unless and until the Release attached as Exhibit A hereto and made a part hereof (the “Release”) becomes effective pursuant to its terms.
Section 3    Restrictive Covenants.
3.1    Confidential and Proprietary Information. In addition to Executive’s post-employment termination obligations set forth in paragraphs 10 and 11 of the Employment Agreement, which are incorporated herein by reference, Executive acknowledges that in connection with his employment, he has had access to information of a nature not generally disclosed to the public. For the avoidance of doubt, paragraphs 10 and 11 of the Employment Agreement state as follows:

You [Executive] agree that you will, with reasonable notice during or after your employment with the Company, furnish such information as may be in your possession and fully cooperate with the Company and its affiliates as may requested in connection with any claims or legal action in which the Company or any of its affiliates is or may become a party. During your employment, you will comply in all respects with the Company’s Business Principles, policies and standards. After your employment with the Company, you will cooperate as reasonably requested with the Company and its affiliates in connection with any claims or legal actions in which the Company or any of its affiliates is or may become a party. The Company agrees to reimburse you for any reasonable out-of-pocket expenses incurred by you by reason of such cooperation, including any loss of salary due, to the extent permitted by law, and the Company will make reasonable efforts to minimize interruption of your life in connection with your cooperation in such matters as provided for in this paragraph.
You recognize and acknowledge that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; members; acquisition candidates; financial condition; clients; customers or other relationships of the Company or any of its affiliates (“Information”) is confidential and is a unique and valuable asset of the Company or any of its affiliates. Access to and knowledge of certain of the Information is essential to the performance of your duties under this Agreement. You will not, during your employment with the Company or thereafter, except to the extent reasonably necessary in performance of your duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. You will not make use of the Information for your own purposes or for the benefit of any person or organization other than the Company or any of its affiliates. You will also use your best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of the Company or its affiliates, whether made by you or otherwise coming into your possession, are confidential and will remain the property of the Company or its affiliates.

In addition to Executive’s post employment termination obligations under paragraphs 10 and 11 of the Employment Agreement as referenced above, the Executive agrees to keep confidential and not disclose to anyone, unless legally compelled to do so, Confidential and Proprietary Information. “Confidential and Proprietary Information” includes but is not limited to all Company (including the Company’s affiliates and subsidiaries) and any of the Released Parties’ (including any Released Party’s affiliates and subsidiaries) business and strategic plans, financial details, computer programs, manuals, contracts, current and prospective client and supplier lists, and developments owned, possessed or controlled by the Company or any Released Party, regardless of whether possessed or developed by the Executive in the course of his employment. Such Confidential and Proprietary Information may or may not be designated as confidential or proprietary and may be oral, written or electronic media. “Confidential and Proprietary Information” shall not include information that (a) was already publicly known at the time of disclosure to Executive, (b) subsequently becomes publicly known other than through disclosure by Executive; or (c) is generally known within the industry. The Executive understands that Confidential and Proprietary Information is owned and shall continue to be owned solely by the Company or Released Party (as applicable). The Executive agrees that he has not and will not disclose, directly or indirectly, in whole or in part, any Confidential and Proprietary Information except as may be required to respond to a court order, subpoena, or other legal process. In the event the Executive receives a court order, subpoena or notice of other legal process requiring the disclosure of any information concerning the Company or any Released Party (as applicable), including but not limited to Confidential and Proprietary Information, to the extent permitted by law, the Executive shall give the Company notice of such process within 48 hours of receipt, in order to provide the Company (or Released Party, as applicable) with the opportunity to move to quash or otherwise seek the preclusion of the disclosure of such information. The Executive acknowledges that he has complied and will continue to comply with this commitment, both as an employee and after the end of his employment. The Executive also acknowledges his continuing obligations under the Company’s and any Released Party’s Business Principles. This Section 3.1 shall in all respects be subject to Section 1(d) and Section 6 of the Release.
3.2    Non-Solicitation; Non-Interference. For a period of twelve (12) months following the Termination Date, the Executive agrees that he will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity: (a) solicit, aid, or induce any customer of the Company, including its divisions, affiliates and subsidiaries (collectively the “Company Group”) or any Released Party, including its divisions, affiliates and subsidiaries (collectively the “Released Party Group”), with which or whom he had dealings during his employment with the Company or any Released Party or about which he learned of Confidential and Proprietary Information during his employment with the Company or any Released Party, to purchase goods or services then sold by the Company Group or Released Party Group from another person, firm, corporation, or other entity or assist or aid any other person or entity in identifying or soliciting any such customer to the detriment of the Company Group or Released Party Group, (b) solicit, aid, or induce any employee of the Company Group or Released Party Group to leave such employment or to accept employment with any other person, firm, corporation, or other entity unaffiliated with the Company Group or Released Party Group or hire or retain any such employee, or take any action to materially assist or aid any other person, firm, corporation, or other entity in hiring any such employee, (c) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company Group or Released Party Group and any of its or their vendors, joint venturers, or licensors, or (d) without the express prior written consent of the Chief Executive Officer of the Company which may be withheld in the Company’s sole and absolute discretion, engage in, or directly or indirectly (whether for compensation or otherwise), own or hold any proprietary interest in, manage, operate, or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any party or business which competes in any way or manner with the business of the Company or any of its affiliates or subsidiaries, as such business or businesses may be conducted from time to time, either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate, or otherwise. The Executive acknowledges that the Company’s (and its divisions’, affiliates’ and subsidiaries’) businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence shall operate throughout the United States and the world. The Executive agrees that such covenants, restrictions, obligations and agreements of the Executive therein and herein are fair and reasonable and are an essential element of the payments, rights and benefits provided to the Executive pursuant to this Agreement and but for the Executive’s agreement to comply therewith and herewith, the Company would not have entered into this Agreement.
3.3    Non-Disparagement. The Executive agrees not to make, at any time (whether before or after the Termination Date), negative comments about or otherwise disparage the Company or any Released Party, or any of their officers, directors, employees, shareholders, members, agents, or products. The foregoing will not restrict or impede the Executive from exercising protected legal rights to the extent such rights cannot be waived by agreement or from providing truthful statements in response to any governmental agency, rulemaking authority, subpoena power, legal process, required governmental testimony or filings, or judicial, administrative, or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). The Company agrees that it will not endorse disparaging comments purportedly made by an officer of the Company concerning the Executive.
3.4    Non-Disclosure. Unless otherwise required by law and subject in all respects to Section 1(d) and Section 6 of the Release, the Executive agrees not to disclose, either directly or indirectly, any information regarding the existence or substance of this Agreement, including specifically any of the terms of payment hereunder. This nondisclosure includes, but is not limited to, members of the media, present or former members of the Company (or any Released Party), and other members of the public, but does not include an attorney, an accountant, an immediate family member or a representative whom the Executive chooses to consult or seek advice regarding his consideration of and decision to execute this Agreement.
Section 4.    Miscellaneous.
4.1    Modifications. This Agreement may not be modified or amended except in writing signed by each of the parties hereto. No term or condition of this Agreement shall be deemed to have been waived except in writing by the party charged with such waiver. A waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver for the future or act as a waiver of anything other than that specifically waived.
4.2    Governing Law. This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement shall be governed by the internal laws of the State of New Jersey (without reference to its conflict of law rules).

4.3    Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement of the parties hereto (other than with respect to the matters covered by Section 3 of this Agreement, for which the Company may, but shall not be required to, seek injunctive and/or other equitable relief in a judicial proceeding; in conjunction with the foregoing, the Executive acknowledges that the damages resulting from any breach of any such matter or provision would be irreparable and agrees that the Company has the right to apply to any court of competent jurisdiction for the issuance of a temporary restraining order to maintain the status quo pending the outcome of any proceeding) shall be finally settled by binding arbitration in accordance with the Federal Arbitration Act and in accordance with the provisions for arbitration set forth in Appendix A of the Employment Agreement, which is incorporated herein by reference.
4.4    Survival. All of the Executive’s obligations, covenants and restrictions under any confidentiality agreement, any non-disclosure agreement, and the Company’s Business Principles, including but not limited to such provisions as set forth in Paragraphs 10 and 11 of the Employment Agreement which are incorporated herein by reference, shall survive and continue in full force and effect. This Section 4.4 shall in all respects be subject to Section 1(d) and Section 6 of the Release.
4.5    Enforceability; Severability. It is the intention of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable law. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restrictions herein to be unenforceable in any respect, such court may limit this Agreement to render it enforceable in the light of the circumstances in which it was entered into and specifically enforce this Agreement to the fullest extent permissible.
4.6    Withholding. All payments and benefits payable pursuant to this Agreement shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.
4.7    Continuing Cooperation. Executive agrees to cooperate and make himself available to the Company or any of its successors (including any past or future subsidiary of the Company), any of the Released Parties, or its or their General Counsel, as the Company may reasonably request, to assist in any matter, including giving truthful testimony in any litigation or potential litigation, over which Executive may have knowledge, information or expertise. Executive shall be reimbursed, to the extent permitted by law, any reasonable out-of-pocket expenses associated with such cooperation, provided those expenses are pre-approved by the Company (or Released Party, as applicable) prior to the Executive incurring them. Executive acknowledges that his agreement to this provision is a material inducement to the Company to enter into the Agreement and pay the consideration described therein.
4.8    Notices. All notices or other communications hereunder shall not be binding on either party hereto unless in writing, and delivered to the other party thereto at the following address:
If to the Company:
Wyndham Hotels & Resorts, Inc.
22 Sylvan Way
Parsippany, NJ 07054

Attn: Mary Falvey, Chief Administrative Officer
If to the Executive:
[__]
Notices shall be deemed duly delivered upon hand delivery at the above address, or one day after deposit with a nationally recognized overnight delivery company, or three days after deposit thereof in the United States mails, postage prepaid, certified or registered mail. Any party may change its address for notice by delivery of written notice thereof in the manner provided.
4.9     Assignment. This Agreement is personal in nature to the Company and the rights and obligations of the Executive under this Agreement shall not be assigned or transferred by the Executive. The Company may assign this Agreement to any successor to all or a portion of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
4.10    Jurisdiction. Subject to Section 4.3 of this Agreement, in any suit, action or proceeding seeking to enforce any provision of this Agreement, the Executive hereby (a) irrevocably consents to the exclusive jurisdiction of any federal court located in the State of New Jersey or any of the state courts of the State of New Jersey; (b) waives, to the fullest extent permitted by applicable law, any objection which he may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; and (c) agrees that process in any such suit, action or proceeding may be served on him anywhere in the world, whether within or without the jurisdiction of such court, and, without limiting the foregoing, irrevocably agrees that service of process on such party, in the same manner as provided for notices in Section 4.8 of this Agreement, shall be deemed effective service of process on such party in any such suit, action or proceeding. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE EXECUTIVE AND COMPANY AGREE TO WAIVE ANY RIGHT TO A JURY IN CONNECTION WITH ANY JUDICIAL PROCEEDING.
4.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.
4.12    Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
4.13    Entire Agreement. This Agreement (including the Release to be executed and delivered by the Executive pursuant to Section 2.4 above) is entered into between the Executive and the Company as of the date hereof and constitutes the entire understanding and agreement between the parties hereto and, other than as set forth in Section 4.4 of this Agreement, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether oral or written, concerning the subject matter hereof, including, without limitation, the Employment Agreement (unless, as set forth herein, certain provisions of the Employment Agreement are incorporated by reference in this Agreement). All negotiations by the parties concerning the subject matter hereof are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto by the parties hereto other than those incorporated herein.

IN WITNESS WHEREOF, the undersigned parties knowingly and voluntarily have executed this Agreement as of the date first written above.

WYNDHAM HOTELS AND RESORTS, INC.

By:     /s/ MARY FALVEY
Name:    MARY FALVEY
Title:    CHIEF ADMINISTRATIVE OFFICER

/s/ ROBERT LOEWEN
EXECUTIVE: ROBERT LOEWEN

EXHIBIT A
RELEASE
As a condition precedent to Wyndham Hotels & Resorts, Inc. (the “Company”) providing the consideration set forth in Section 2.1 of the Separation and Release Agreement dated May 5, 2020, to which this Release is attached as Exhibit A (“Agreement”), on or following the “ADEA Release Effective Date” (as defined below) to the undersigned executive (“Executive”), Executive hereby agrees to the terms of this Release as follows:

1.	Release.

(a)Subject to Section 1(c) below, Executive, on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns, hereby voluntarily, unconditionally, irrevocably and absolutely releases and discharges the Company, Wyndham Worldwide Corporation, Wyndham Destinations, Inc., their parent entities, and each of their subsidiaries, affiliates, and all of their past and present employees, officers, directors, agents, owners, shareholders, representatives, members, attorneys, insurers and benefit plans, and all of their predecessors, successors and assigns (collectively, the “Released Parties”, and each a “Released Party”) from any and all claims, demands, causes of action, suits, controversies, actions, cross-claims, counter‑claims, debts, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, claims for costs and attorneys’ fees, losses or liabilities of any nature whatsoever in law and in equity and any other liabilities, known or unknown, suspected or unsuspected of any nature whatsoever (hereinafter, “Claims”) that Executive has or may have against any of the Released Parties: (i) from the beginning of time through the date upon which Executive signs this Release; (ii) arising from or in any way related to Executive’s employment or termination of employment with any of the Released Parties; (iii) arising from or in any way related to any agreement with any of the Released Parties, including the Employment Agreement; and/or (iv) arising from or in any way related to awards, policies, plans, programs or practices of any of the Released Parties that may apply to Executive or in which Executive may participate, in each case, including, but not limited to, under any federal, state or local law, act, statute, code, order, judgment, injunction, ruling, decree or writ, ordinance or regulation, including, but not limited to:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974 ("ERISA") (as modified below);

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967 (“ADEA”);

•	The Worker Adjustment and Retraining Notification Act;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act;

•	The Equal Pay Act;

•	The Genetic Information Nondiscrimination Act of 2008;

•	The Occupational Safety and Health Act;

•	The Family First Coronavirus Response Act;

•	The New Jersey Law Against Discrimination;

•	The New Jersey Civil Rights Act;

•	The New Jersey Family Leave Act;

•	The New Jersey State Wage and Hour Law;

•	The Millville Dallas Airmotive Plant Job Loss Notification Act;

•	The New Jersey Conscientious Employee Protection Act;

•	The New Jersey Equal Pay Law;

•	The New Jersey Occupational Safety and Health Law;

•	The New Jersey Smokers’ Rights Law;

•	The New Jersey Genetic Privacy Act;

•	The New Jersey Fair Credit Reporting Act;

•	The New Jersey Paid Sick Leave Act;

•	The New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing A Workers' Compensation Claim;

•	The New Jersey Public Employees' Occupational Safety and Health Act;

•	New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination;

•	any other federal, state or local law, rule, regulation, or ordinance;

•	any public policy, contract, tort, or common law; or

•	any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

(b)Executive understands that Executive may later discover claims or facts that may be different than, or in addition to, those which Executive now knows or believes to exist with regards to the subject matter of this Release and the releases in this Section 1, and which, if known at the time of executing this Release, may have materially affected this Release or Executive’s decision to enter into it. Executive hereby waives any right or claim that might arise as a result of such different or additional claims or facts.

(c)This Release is not intended to bar or affect (i) any Claims that may not be waived by private agreement under applicable law, such as claims for workers’ compensation or unemployment insurance benefits, (ii) vested rights under the Company’s 401(k) or pension plan, (iii) any right to the payments and benefits set forth in Section 2.1 of the Agreement, and/or (iv) any earned, but unpaid, wages or paid-time-off payable upon a termination of employment that may be owed pursuant to Company policy and applicable law or any unreimbursed expenses payable in accordance with Company policy.

(d)Nothing in this Release is intended to prohibit or restrict Executive’s right to file a charge with, or participate in a charge by, the Equal Employment Opportunity Commission or any other local, state, or federal administrative body or government agency; provided, however, that Executive hereby waives the right to recover any monetary damages or other relief against any of the Released Parties to the fullest extent permitted by law, excepting any benefit or remedy to which Executive is or becomes entitled to pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(e)Notwithstanding anything in this Release to the contrary, Executive’s release of Claims under the ADEA (the “ADEA Release”) shall only become effective upon: (i) Executive’s separate signature set forth on the signature page of this Release reflecting his assent to his release of Claims under the ADEA and (ii) the occurrence of the ADEA Release Effective Date.

(f)Executive represents that Executive has made no assignment or transfer of any right or Claim covered by this Section 1 and that Executive further agrees that he is not aware of any such right or Claim covered by this Section 1.

(g)As of the date upon which Executive executes this Release, Executive acknowledges that he does not have any current charge, complaint, grievance or other proceeding against any of the Released Parties pending before any local, state or federal agency regarding his employment or separation from employment. This provision shall in all respects be subject to Subsection (d) herein and Section 6 of this Release.

(h)As of the date upon which Executive executes this Release, Executive affirms that he has not knowingly provided, either directly or indirectly, any information or assistance to any non-governmental party who may be considering or is taking legal action against any of the Released Parties with the purpose of assisting such person in connection with such legal action. Executive understands that if this Release, and the Agreement to which this Release is attached, were not signed, he would have the right to voluntarily provide information or assistance to any party who may be considering or is taking legal action against any of the Released Parties. Executive hereby waives that right and agrees that he will not provide any such assistance other than the assistance to a governmental party or pursuant to a valid subpoena or court order. This provision shall in all respects be subject to Subsection (d) herein and Section 6 of this Release.

2.Return of Company Property. Executive represents that he has returned to the Company all Company property and confidential and proprietary information in his possession or control, including but not limited to Confidential Information as defined in the Agreement, in any form whatsoever, including without limitation, equipment, telephones, smart phones, PDAs, laptops, credit cards, keys, access cards, identification cards, security devices, network access devices, pagers, documents, manuals, reports, books, compilations, work product, e-mail messages, recordings, tapes, removable storage devices, hard drives, computers and computer discs, files and data, which Executive prepared or obtained during the course of his employment with the Company.  Executive has also provided the Company with the passcodes to any lock devices or password protected work-related accounts. If Executive discovers any property of the Company (or any Released Party) or confidential or proprietary information in his possession after the date upon which he signs this Agreement, Executive shall immediately return such property.

3.Non-disparagement. Subject to Section 6 below, Executive agrees not to (a) make any statement, written or oral, directly or indirectly, which in any way disparages the Released Parties or their business, products or services in any manner whatsoever, or portrays the Released Parties or their business, products or services in a negative light or would in any way place the Released Parties in disrepute; and/or (b) encourage anyone else to disparage or criticize the Released Parties or their business, products or services, or put them in a bad light.

4.Consultation/Voluntary Agreement. Executive acknowledges that the Company has advised Executive to consult with an attorney prior to executing this Release. Executive has carefully read and fully understands all of the provisions of this Release. Executive is entering into this Release, knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive would not be entitled in the absence of executing and not revoking this Release.

5.Review and Revocation Period. Executive has been given forty-five (45) calendar days to consider the terms of this Release, although Executive may sign it at any time sooner. Executive has seven (7) calendar days after the date on which Executive executes this Release for purposes of the ADEA Release to revoke Executive’s consent to the ADEA Release. Such revocation must be in writing and must be e-mailed to Mary Falvey at _________________________________. Notice of such revocation of the ADEA Release must be received within the seven (7) calendar days referenced above. In the event of such revocation of the ADEA Release by Executive, with the exception of the ADEA Release (which shall become null and void), this Release shall otherwise remain fully effective. Provided that Executive does not revoke his execution of the ADEA Release within such seven (7) day revocation period, the “ADEA Release Effective Date” shall occur on the eighth calendar day after the date on which he signs the signature page of this Release reflecting Executive’s assent to the ADEA Release. If Executive does not sign this Release within forty-five (45) days after the Company presents it to him, or if Executive revokes this Release within the permissible period, Executive shall have no right to the payments and benefits set forth in Section 2.1 of the Agreement.

6.Permitted Disclosures. Nothing in this Release or any other agreement between Executive and the Company or any other policies of the Company or its affiliates shall prohibit or restrict Executive or Executive’s attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Release, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Release or any other agreement between Executive and the Company or any other policies of the Company or its affiliates prohibits or restricts Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. §1833(b), Executive will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to Executive’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Release or any other agreement between the Company and Executive or any other policies of the Company or its affiliates is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

7.No Admission of Wrongdoing. Neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company or Executive, or any of the Released Parties of any improper or unlawful conduct, all of which is denied.

8.Third-Party Beneficiaries. Executive acknowledges and agrees that all Released Parties are third-party beneficiaries of this Release and have the right to enforce this Release.

9.Amendments and Waivers. No amendment to or waiver of this Release or any of its terms will be binding unless consented to in writing by Executive and an authorized representative of the Company. No waiver by any Released Party of a breach of any provision of this Release, or of compliance with any condition or provision of this Release to be performed by Executive, will operate or be construed as a waiver of any subsequent breach with respect to any Released Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of any Released Party to take any action by reason of any breach will not deprive any other Released Party of the right to take action at any time.

10.Governing Law; Jury Waiver. This Release shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws. Subject to Section 13 below, Executive irrevocably consents to the jurisdiction of, and exclusive venue in, the state and federal courts in New Jersey with respect to any matters pertaining to, or arising from, this Release. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EXECUTIVE EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS RELEASE OR THE MATTERS CONTEMPLATED HEREBY.

11.Savings Clause. If any term or provision of this Release is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Release or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Release is invalid, illegal or unenforceable, this Release shall be enforceable as closely as possible to its intent of providing the Released Parties with a full release of all legally releasable claims through the date upon which Executive signs this Release.

12.Continuing Obligations. Executive’s post-termination obligations set forth in Paragraphs 10 and 11 of the Employment Agreement, as well as Executive’s obligations set forth in the Agreement, are incorporated herein by reference (the “Continuing Obligations”). If Executive breaches the Continuing Obligations, all amounts and benefits payable under this Release shall cease and, upon request, Executive shall immediately repay to the Company any and all amounts already paid pursuant to this Release. If any one or more of the Continuing Obligations shall be held by an arbitrator or a court of competent jurisdiction to be excessively broad as to duration, geography, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

13.Arbitration. Appendix A of the Employment Agreement is incorporated herein by reference and such terms and conditions shall apply to any disputes under this Agreement.

14.Continuing Cooperation. Executive agrees, in addition to obligations set forth in this Release and the Agreement to which this Release is attached, to cooperate and make himself available to the Company or any of its successors (including any past or future subsidiary of the Company), any of the Released Parties, or its or their General Counsel, as the Company may reasonably request, to assist in any matter, including giving truthful testimony in any litigation or potential litigation, over which Executive may have knowledge, information or expertise. Executive shall be reimbursed, to the extent permitted by law, any reasonable out-of-pocket expenses associated with such cooperation, provided those expenses are pre-approved by the Company (or Released Party, as applicable) prior to the Executive incurring them. Executive acknowledges that his agreement to this provision is a material inducement to the Company to enter into the Agreement and pay the consideration described therein.

15.Business Expenses. As of the date upon which Executive executes this Release, Executive confirms that any business-related expenses for which he seeks or will seek reimbursement have been, or will be, documented and submitted to the Company within 10 business days after the Termination Date. Furthermore, Executive represents that any amounts owed by him to the Company have been paid. In the event Executive has been reimbursed for business expenses, but has failed to pay any Company-issued charge card or credit card bill related to such reimbursed expenses, Executive shall promptly pay any such amounts within 7 days after any request by the Company and, in addition, the Company has the right and is hereby authorized to deduct the amount of any unpaid charge card or credit card bill from the severance payments or otherwise suspend payments or other benefits in an amount equal to the unpaid business expenses without being in breach of the Agreement.

16.Entire Agreement. Except as expressly set forth herein, Executive acknowledges and agrees that this Release and the Agreement to which this Release is attached constitutes the complete and entire agreement and understanding between the Company and Executive with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Release, and the Agreement to which this Release is attached, including the mutual covenants, agreements, acknowledgments and affirmations contained herein and therein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 1 hereof. Executive represents that, in executing this Release, Executive has not relied upon any representation or statement made by any of the Released Parties, other than those set forth in this Release and the Agreement to which this Release is attached, with regard to the subject matter, basis, or effect of this Release.

IN WITNESS WHEREOF, Executive has executed this Release as of the below-indicated date(s).

EXECUTIVE
/s/ ROBERT LOEWEN
ROBERT LOEWEN

Date: JUNE 1, 2020

ACKNOWLEDGED AND AGREED
WITH RESPECT TO ADEA RELEASE

EXECUTIVE
/s/ ROBERT LOEWEN
ROBERT LOEWEN

Date: JUNE 1, 2020